CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$10,108,040(2)	$1,378.74

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Calculated on the basis of 1,010,804 units each having a $10 principal amount per unit.

Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011, and the Product Supplement COMM STR-1 dated March 15, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-5 of this term sheet and “Risk Factors” beginning on page S-9 of product supplement COMM STR-1.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$10,108,040.00
Underwriting discount	$0.10	$101,080.40
Proceeds, before expenses, to Barclays	$9.90	$10,006,959.60

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

March 28, 2013

1,010,804 Units $10 principal amount per unit CUSIP No. 06742C616 Pricing Date March 28, 2013 Settlement Date April 5, 2013 Maturity Date October 21, 2013 Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract Automatically callable at $11.02 per unit if the price of the Brent Crude Oil Futures Contract on the Observation Date is at or above the Starting Value Maturity of approximately six and a half months If not called,1-to-1 downside exposure to decreases in the price of the Brent Crude Oil Futures Contract, with up to 100% of your principal at risk All payments occur at maturity and are subject to the credit risk of Barclays Bank PLC No periodic interest payments Limited secondary market liquidity, with no exchange listing The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction.

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due October 21, 2013

Summary

The Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due October 21, 2013 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays. The notes have only one Observation Date, which will occur approximately six and a half months after the pricing date. The notes will be automatically called at the Call Amount if the Observation Level of the Brent Crude Oil Futures Contract on the Observation Date is equal to or greater than the Starting Value. If your notes are not called, you will lose all or a portion of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement COMM STR-1 dated March 15, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513109266/d503356d424b2.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement COMM STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately six and a half months
Market Measure:

The front month futures contract for deliverable grade Brent crude oil (the “Brent Crude Oil Futures Contract”) traded on the ICE Futures Europe (“ICE”) and displayed on Bloomberg Page “CO1 <CMDTY>” (or any applicable successor page). The contract that was used to determine the Starting Value was the contract scheduled for delivery in May 2013 and the contract that will be used to determine the Ending Value will be the contract scheduled for delivery in November 2013, subject to adjustment depending on when the calculation date occurs.

Starting Value:	110.02
Ending Value:	The Observation Level
Observation Level:

The official settlement price of the Brent Crude Oil Futures Contract on the ICE, as reported on Bloomberg L.P., on the Observation Date. If it is determined that the scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled Observation Date, the Observation Level will be determined as more fully described beginning on page S-24 of product supplement COMM STR-1.

Observation Date:	October 11, 2013.
Call Level:	100% of the Starting Value
Call Amount (per Unit) and Call Premium:	$11.02, representing a Call Premium of 10.20% of the Original Offering Price.
Call Settlement Date:	The maturity date
Threshold Value:	110.02, or 100% of the Starting Value
Joint Calculation Agents:	Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.10 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-10.

Payments Determination

Automatic Call Provision:

Redemption Amount Determination:

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due October 21, 2013

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Observation Level of the Brent Crude Oil Futures Contract on the Observation Date will be equal to or greater than the Starting Value.

▪

You accept that the return on the notes, if any, will be limited to the return represented by the Call Premium even if the percentage change in the price of the Brent Crude Oil Futures Contract is significantly greater than the Call Premium.

▪	If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forgo the rights and benefits of owning crude oil or any related futures contracts.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on page TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes.

The notes may not be an appropriate investment for you if:

▪	You believe that the level of the Brent Crude Oil Futures Contract will decrease from the Starting Value to the Ending Value.

▪	You anticipate that the Observation Level will be less than the Call Level on the Observation Date.

▪	You seek an uncapped return on your investment.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek an investment that provides you with the benefits of owning crude oil or any related futures contracts.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due October 21, 2013

Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Level, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100.00;

2)	a Threshold Value of 100.00;

3)	a Call Level of 100.00;

4)	the term of the notes from April 5, 2013 to October 21, 2013;

5)	the Call Premium of 10.20% of the Original Offering Price; and

6)	the Observation Date occurring on October 11, 2013.

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 110.02, which was the closing price of the Market Measure on the pricing date. For recent actual prices of the Market Measure, see “The Brent Crude Oil Futures Contract” section below. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on the Observation Date

The notes will be called at $10.00 plus the Call Premium on the Observation Date if the Observation Level is equal to or greater than the Call Level.

Example 1 — The Observation Level on the Observation Date is 115.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.02 = $11.02 per unit.

Example 2 — The Observation Level on the Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.02 = $11.02 per unit.

Notes Are Not Called on the Observation Date

Example 3 — The notes are not called on the Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:

$10 +	[	$10 ×	(85.00 – 100.00)	]	= $8.50
100.00

Summary of the Hypothetical Examples

	Notes Are Called on the Observation Date		Notes Are Not Called on the Observation Date
	Example 1	Example 2	Example 3

Starting Value	100.00	100.00	100.00

Call Level	100.00	100.00	100.00

Threshold Value	100.00	100.00	100.00

Observation Level / Ending Value	115.00	105.00	85.00

Return of the Market Measure	15.00%	5.00%	-15.00%

Return of the Notes	10.20%	10.20%	-15.00%

Call Amount / Redemption Amount per Unit	$11.02	$11.02	$8.50

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due October 21, 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement COMM STR-1 and page S-6 of the Series A MTN prospectus supplement identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪

Your investment return, if any, is limited to the return represented by the Call Premium and may be less than a comparable investment directly in crude oil, as measured by the Brent Crude Oil Futures Contract.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-10 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪

Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in crude oil and related futures contracts) and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts may affect the market value and return of the notes and may create conflicts of interest with you.

▪	Suspensions or disruptions of market trading in crude oil and related futures markets may adversely affect the value of the notes.

▪	Ownership of the notes will not entitle you to any rights with respect to crude oil or any related futures contracts.

▪	Changes in exchange methodology or changes in law or regulations may affect the value of the notes prior to maturity.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Taxation Considerations” below and “Material U.S. Federal Income Tax Considerations” beginning on page S-33 of product supplement COMM STR-1.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due October 21, 2013

Additional Risk Factors

The price movements in the Brent Crude Oil Futures Contract may not correlate with changes in Brent crude oil’s spot price.

The Brent Crude Oil Futures Contract is a futures contract for Brent crude oil that trades on the ICE. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

The notes are linked to the Brent Crude Oil Futures Contract and not to the spot price of Brent crude oil, and an investment in the notes is not the same as buying and holding Brent crude oil. While price movements in the Brent Crude Oil Futures Contract may correlate with changes in Brent crude oil’s spot price, the correlation will not be perfect and price movements in the spot market for Brent crude oil may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot price of Brent crude oil may not result in an increase in the price of the Brent Crude Oil Futures Contract. The price of the Brent Crude Oil Futures Contract may decrease while the spot price for Brent crude oil remains stable or increases, or does not decrease to the same extent.

The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Brent Crude Oil Futures Contract.

The price movements in the Brent Crude Oil Futures Contract may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts for Brent crude oil that have more distant delivery dates than the Brent Crude Oil Futures Contract. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the Brent Crude Oil Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the notes.

The notes include the risk of a concentrated position in a single commodity.

The notes are linked to a single exchange-traded physical commodity underlying the Brent Crude Oil Futures Contract, Brent crude oil. An investment in the notes may therefore carry risks similar to a concentrated investment in a single commodity. Accordingly, a decline in the value of Brent crude oil may adversely affect the price of the Brent Crude Oil Futures Contract and the value of the notes. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of Brent crude oil. In addition, further development and commercial exploitation of alternative energy sources and technologies, including solar, wind, or geothermal energy and hybrid and electric automobiles, could reduce the demand for Brent crude oil and result in lower prices. As a result of any of these events, the value of the notes could decrease.

Crude oil prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the value of the notes.

Historically, oil prices have been highly volatile. They are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, and Russia. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the value of the Brent Crude Oil Futures Contract. Market expectations about these events and speculative activity also may cause oil prices to fluctuate unpredictably. If the volatility of Brent crude oil and the Brent Crude Oil Futures Contract increases or decreases, the value of the notes may be adversely affected.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain recent periods, implemented curtailments of output and trade. These efforts at supply curtailment, or the cessation of supply, could affect the value of the Brent Crude Oil Futures Contract. Additionally, the development of substitute products for oil could adversely affect the value of the Brent Crude Oil Futures Contract and the value of the notes.

The policies of the ICE are subject to change, in a manner which may reduce the value of the notes.

The policies of the ICE concerning the manner in which the price of Brent crude oil is calculated may change in the future. The ICE is not our affiliate, and we have no ability to control or predict the actions of the ICE. The ICE may also from time to time change its rules or bylaws or take emergency action under its rules. The ICE may discontinue or suspend calculation or dissemination of information relating to the Brent Crude Oil Futures Contract. Any such actions could affect the price of the Brent Crude Oil Futures Contract, and therefore, the value of the notes.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due October 21, 2013

Other Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Disruption Event” set forth in product supplement COMM STR-1.

Market Disruption Event

A “Market Disruption Event” means any of the following events as determined by the calculation agent:

(A)	the suspension of, or material limitation on, trading in Brent crude oil, or futures contracts or options related to Brent crude oil, on the Relevant Market (as defined below);

(B)	the failure of trading to commence, permanent discontinuance of trading, or a discontinuance of trading at or within 15 minutes of the close, in Brent crude oil, or futures contracts or options related to Brent crude oil, on the Relevant Market;

(C)	the failure of the ICE to calculate or publish the official settlement price of Brent crude oil for that day (or the information necessary for determining the official settlement prices); or

(D)	any other event which the calculation agent determines, in its sole discretion, materially interferes with its ability or the ability of any of its affiliates to unwind all or a material portion of a hedge that the calculation agent or its affiliates have effected or may effect in connection with the notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B)	a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the ICE in the Relevant Market under ordinary circumstances.

“Relevant Market” means the market on which members of the ICE, or any successor thereto, quote prices for the buying and selling of Brent crude oil, or if such market is no longer the principal trading market for Brent crude oil or options or futures contracts for Brent crude oil, such other exchange or principal trading market for Brent crude oil, as determined in good faith by the calculation agent, which serves as the source of prices for Brent crude oil, and any principal exchanges where options or futures contracts on Brent crude oil are traded.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due October 21, 2013

The Brent Crude Oil Futures Contract

We have derived all information regarding the Brent Crude Oil Futures Contract and the ICE from publicly available sources, including the Intercontinental Exchange website at www.theice.com. Such information reflects the policies of, and is subject to change without notice by, the Intercontinental Exchange. Information contained on the IntercontinentalExchange website is not a part of, and is not incorporated by reference in, this term sheet. None of us, the calculation agent, or MLPF&S or our respective affiliates are involved in the calculation or dissemination of information by ICE relating to the Brent Crude Oil Futures Contract.

The consequences of the ICE discontinuing trading in the Brent Crude Oil Futures Contract are discussed in the section entitled “Discontinuance of a Market Measure” beginning on page S-27 of product supplement COMM STR-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation or dissemination of information relating to the Brent Crude Oil Futures Contract.

The Futures Market

An exchange-traded futures contract, such as the Brent Crude Oil Futures Contract, provides for the future purchase and sale of a specified type and quantity of a commodity, at a particular price and on a specific date. Futures contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms. Rather than settlement by physical delivery of the commodity, futures contracts may be settled for the cash value of the right to receive or sell the specified commodity on the specified date. Exchange-traded futures contracts are traded on organized exchanges such as the ICE, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house.

The Brent Crude Oil Futures Contract

The “Brent Crude Oil Futures Contract” is the first nearby Brent crude oil futures contract traded on the ICE. Brent crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970’s. The Brent Crude Oil Futures Contract is a deliverable contract based on an Exchange of Futures for Physical Delivery, or “EFP”, with an option to cash settle.

Trading in each first nearby futures contract ceases on the business day (a trading day which is not a public holiday in England and Wales) immediately preceding:

•	either the 15th day before the first day of the delivery month, if that 15th day is a business day; or

•	if that 15th day is not a trading day, the next preceding business day.

The contract price is in U.S. dollars and cents per barrel. The Brent Crude Oil Futures Contract trades in a contract size of 1,000 barrels (42,000 U.S. gallons). The minimum price fluctuation for the Brent Crude Oil Futures Contract is one cent per barrel, and the ICE does not set forth a standard permitted maximum price fluctuation for the Brent Crude Oil Futures Contract. The settlement price on each trading day is the weighted average price of trades during a two minute settlement period from 19:28:00, London time.

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due October 21, 2013

The following graph shows the monthly historical performance of the Brent Crude Oil Futures Contract in the period from January 2008 through February 2013. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the settlement price of the Brent Crude Oil Futures Contract was 110.02.

This historical data on the Brent Crude Oil Futures Contract is not necessarily indicative of the future performance of the Brent Crude Oil Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the price of the Brent Crude Oil Futures Contract during any period set forth above is not an indication that the price of the Brent Crude Oil Futures Contract is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Brent Crude Oil Futures Contract.

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due October 21, 2013

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.05 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or one of its subsidiaries or affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors — General Risks Relating to the Notes” beginning on page S-9 and “Use of Proceeds” on page S-21 of product supplement COMM STR-1.

Strategic Accelerated Redemption Securities®	TS-10

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due October 21, 2013

Material U.S. Federal Income Taxation Considerations

The material tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussions under “Material U.S. Federal Income Tax Considerations” beginning on page S-33 of product supplement COMM STR-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-132 of the Series A MTN prospectus supplement. This section applies to you only if you are a U.S. holder (as defined in product supplement COMM STR-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement COMM STR-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the Market Measure. If your notes are so treated, you should generally recognize short-term capital gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes should be treated in the manner described above. This opinion assumes that the description of the terms of the notes in this term sheet is materially correct.

As discussed further in product supplement COMM STR-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your notes as well as possible alternative characterizations of the notes, please see the discussions under “Material U.S. Federal Income Tax Considerations” in product supplement COMM STR-1, and “Certain U.S. Federal Income Tax Considerations — Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors — General Risks Relating to the Notes — Significant aspects of the U.S. federal income tax treatment of the notes are uncertain” beginning on page S-16 of product supplement COMM STR-1. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Strategic Accelerated Redemption Securities®	TS-11

Strategic Accelerated Redemption Securities® Linked to the Brent Crude Oil Futures Contract, due October 21, 2013

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®	TS-12